Exhibit 99.1
HARMONIC INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
The following unaudited pro forma condensed combined consolidated statement of operations is based on the historical financial statements of Harmonic Inc. (“Harmonic”) and Rhozet Corporation (“Rhozet”), after giving effect to the acquisition of Rhozet (the “Acquisition”) as if had occurred on January 1, 2006, using the purchase method of accounting, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated statement of operations.
The unaudited pro forma condensed combined consolidated statement of operations reflects the conversion of all outstanding shares of Rhozet common stock into (a) an aggregate of 1,105,656 shares of Harmonic common stock issued and to be issued and (b) cash paid and to be paid to Rhozet stockholders in the aggregate amount of $5.2 million. In addition, the unaudited pro forma condensed combined consolidated statement of operations reflects acquisition-related costs of $0.7 million.
The Acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 (A) to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible assets and intangible assets of Rhozet acquired in connection with the Acquisition, based on their estimated fair values, and the excess is allocated to goodwill. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses.
The unaudited pro forma condensed combined consolidated statement of operations has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated results of operations of Harmonic that would have been reported had the Acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations of Harmonic. The unaudited pro forma condensed combined consolidated statement of operations does not reflect any operating efficiencies and cost savings that Harmonic may achieve, or any additional expenses that it may incur, with respect to the combined companies. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report on Form 8-K. The unaudited pro forma condensed combined consolidated statement of operations, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with Harmonic’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2007, and in its Quarterly Report on Form 10-Q for its quarter ended September 28, 2007, filed with the SEC on October 30, 2007, and Rhozet’s historical financial statements for the year ended June 30, 2007, included in Harmonic’s Current Report on Form 8-K/A filed with the SEC on October 15, 2007.
This unaudited pro forma condensed combined consolidated statement of operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to Harmonic’s expectation that Rhozet’s products, on their own and in conjunction with Harmonic’s products, will enable Harmonic’s existing broadcast, cable, satellite and telco customers to deliver traditional video programming over the Internet and to mobile devices, as well as expand the types of content delivered via their traditional networks to encompass web-based and user-generated content; Harmonic’s expectation that the Acquisition will open up new customer opportunities for Harmonic with Rhozet’s customer base of broadcast content creators and online video service providers; and Harmonic’s belief that the Acquisition is complementary to its video on-demand networking software business acquired in December 2006 from Entone Technologies, Inc. Harmonic’s expectations and beliefs regarding these matters may not materialize, and actual results are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that Harmonic’s products will not generate sales that are commensurate with its expectations; delays or decreases in capital spending in the broadcast, cable, satellite and telco industries; general economic conditions; market acceptance of new or existing Harmonic products, including products acquired from Rhozet; losses of one or more key customers; the effect of competition; difficulties associated with rapid technological changes in Harmonic’s markets; the need to introduce new and enhanced products; and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained herein are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including its Annual Report filed on Form 10-K for the year ended December 31, 2006, Harmonic’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2007, and Harmonic’s Current Reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Nine Months Ended September 28, 2007
(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Harmonic	Rhozet	Adjustments		Combined
Product sales	$205,017	$1,323	$—		$206,340
Service revenue	18,797	—	—		18,797

Net sales	223,814	1,323	—		225,137

Product cost of sales	121,547	340	628	2B	122,515
Service cost of sales	8,907	—	—		8,907

Cost of sales	130,454	340	628		131,422

Gross profit	93,360	983	(628)		93,715

Operating expenses:
Research and development	31,615	1,391	—		33,006
Selling, general and administrative	46,357	1,461	—		47,818
Write-off of acquired in-process technology	700	—	(700)	2B	—
Amortization of intangibles	365	—	114	2B	479

Total operating expenses	79,037	2,852	(586)		81,303

Income (loss) from operations	14,323	(1,869)	(42)		12,412

Interest income, net	3,224	—	(208)	2C	3,016
Other income (expense), net	42	(4)	—		38

Income (loss) before taxes	17,589	(1,873)	(250)		15,466

Provision for taxes	807	—	—		807

Net income (loss)	$16,782	$(1,873)	$(250)		$14,659

Net income per share
Basic	$0.21				$0.18

Diluted	$0.21				$0.18

Weighted average shares
Basic	79,570				80,475

Diluted	80,743				81,648

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

HARMONIC, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined consolidated statement of operations for the nine months ended September 28, 2007 is based on historical financial statements of Harmonic and Rhozet after giving effect to the Acquisition, and the assumptions and adjustments described in the notes herein. Rhozet’s fiscal year ends on June 30, and its historical results have been conformed to Harmonic’s most recent interim reporting period, which is the nine months ended September 28, 2007, by adding Rhozet’s results for the seven months ended July 31, 2007, the date of acquisition.
The unaudited pro forma condensed combined consolidated statement of operations of Harmonic and Rhozet for the nine months ended September 28, 2007 is presented as if the Acquisition had taken place on January 1, 2006.
The pro forma adjustments are based upon available information and certain assumptions that Harmonic believes are reasonable under the circumstances. A final determination of fair values relating to the Acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net assets of Rhozet that existed as of the date of the completion of the Acquisition. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined consolidated statement of operations data. No tax effects have been recorded on the pro forma adjustments due to the cumulative net operating losses outstanding with respect to the combined entity.
The unaudited pro forma condensed combined consolidated statement of operations has been prepared by management for illustrative purposes only and is not necessarily indicative of the consolidated results of operations of Hamonic that would have been reported had the Acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations of Harmonic. The unaudited pro forma condensed combined consolidated statement of operations does not reflect any operating efficiencies and cost savings that Harmonic may achieve, or any additional expenses that it may incur, with respect to the combined companies. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report on Form 8-K. The unaudited pro forma condensed combined consolidated statement of operations, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with Harmonic’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007, and in its Quarterly Report on Form 10-Q for the quarter ended September 28, 2007, filed with the SEC on October 30, 2007, and Rhozet’s historical financial statements for the year ended June 30, 2007 included in Harmonic’s Current Report on Form 8-K/A filed with the SEC on October 15, 2007.
Note 2: Pro Forma Adjustments
(A) Purchase Price Adjustments
The purchase price adjustments reflect the issuance or expected future issuance of 1,105,656 shares of Harmonic’s common stock to Rhozet stockholders. The fair value of Harmonic’s shares issued or expected to be issued is based on a per share value of $9.31, which is equal to Harmonic’s average closing price per share as reported on the Nasdaq Global Market for the five consecutive trading days beginning two business days prior to July 25, 2007, the date of announcement of the Acquisition.

For the purposes of the pro forma financial information, the following table presents the components of the purchase price consideration.

(In thousands)
Cash consideration for common stockholders	$5,250
Fair value of common stock assumed to be issued	10,294
Estimated acquisition related costs	661

Total	$16,205

The estimated acquisition-related costs for Harmonic consist primarily of legal and accounting fees and other directly-related costs. As of September 28, 2007, $3.9 million in merger costs, cash consideration payable to Rhozet shareholders and cash consideration payable to holders of Rhozet stock options remains unpaid and has been recorded in either accounts payable or current liabilities. In addition, as of September 28, 2007, approximately $1.9 million of purchase consideration, which based on the terms of the merger agreement will be settled through the issuance of approximately 0.2 million shares of Harmonic’s common stock, has been recorded as a non-current liability.
(B) Purchase Price Allocation
The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Rhozet and is for illustrative purposes only. The allocation is preliminary and is based on Rhozet’s assets and liabilities as of July 31, 2007.

		(In thousands)
Net assets		$216
Core/existing technology	5,100
In-process technology	700
Customer contracts	300
Maintenance agreements	600
Trademarks/trade names	300	7,000

Goodwill		8,989

Total purchase price		$16,205

Goodwill of approximately $9.0 million represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. With Rhozet’s products, and sometimes in conjunction with other Harmonic products, Harmonic expects that existing broadcast, cable, satellite and telco customers can deliver traditional video programming over the Internet and to mobile devices, as well as expand the types of content delivered via their traditional networks to encompass web-based and user-generated content. Harmonic also expects that the Acquisition will open up new customer opportunities for Harmonic with Rhozet’s customer base of broadcast content creators and online video service providers and that it will be complementary to Harmonic’s video on-demand networking software business acquired in December 2006 from Entone Technologies, Inc. These opportunities were significant factors to the establishment of the purchase price, resulting in the amount of goodwill.

Amortization of intangibles has been provided using the following estimated useful lives: core/existing technology –four years; customer contracts – six years, maintenance agreements – seven years and trademarks/trade names – five years. Existing technology is being amortized using the double declining method which reflects the future projected cash flows. The core technology, customer contracts, maintenance agreements and trade name/trademarks are being amortized using the straight-line method. The following represents the estimated annual amortization of intangibles for Harmonic:

Fiscal Year	(In Thousands)
Recorded in 2007	$963
2008	1,764
2009	1,470
2010	1,411
2011	356
2012	171
2013	115
2014	50

Total	$6,300

(C) Purchase financing
The pro forma adjustment represents the reduction in amount of interest income earned on the cash payment of $5.2 million included in the purchase price.

		Estimated	Decrease in Nine
		Annual Interest	Months Interest
(In thousands, except interest rate)	Amount	Rate	Income
Cash payment to Rhozet stockholders	$5,250	5.3%	$208